Exhibit 99.1

Shake Shack Announces Fourth Quarter and Fiscal Year 2021 Financial Results
- Total Revenue in 4Q21 and FY21 of $203.3m and $739.9m respectively.
- Record System-wide Sales in 4Q21 and FY21 of $314.3m and $1.1b respectively, representing year-on-year growth of 42.5% and 47.6%, respectively excluding the impact of the 53rd accounting week in 2020.
-Same-Shack sales rose in 4Q21 20.8% vs 2020 and 2.2% vs 2019.
- 13 New Domestic Company-Operated Shack Openings in 4Q21, highlighted by our first drive-thru locations in Minnesota and Missouri.
- 36 New Domestic Company-Operated Shacks and 26 New Licensed Shacks in 2021.

NEW YORK, NY (Business Wire) — February 17, 2022 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the fourth quarter and the fiscal year ended December 29, 2021.
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “As we look back on 2021, we remain incredibly grateful and proud of how our Shack family has continued to overcome the many challenges we've faced. We are pleased to report a strong sales comeback in the fourth quarter with record full year system-wide sales results and same-Shack sales up 2.2% versus 2019. However, our sales were impacted by the sharp increase in Omicron cases in fiscal January, causing a decline in traffic, lost hours and Shack closures. While a return to pre-COVID movement patterns remains uncertain, we are pleased to see improvement through fiscal February, with same-Shack sales up approximately 13% month to date."
Garutti continued, "We remain confident in our strategic investments around Elevating our People, Digital Transformation, Format Evolution with drive-thru, and our commitment to delivering a great guest experience with an eye towards accelerated growth. We believe that Shake Shack is positioned to manage through ongoing headwinds. With our largest development schedule ever and a healthy balance sheet to support continued investments, we believe we will exit 2022 stronger than where we started and are incredibly excited for this next chapter in the Shake Shack story."
Financial Highlights for the Fourth Quarter 2021:
▪Total revenue in the fourth quarter 2021 increased 29.0% to $203.3 million versus the same period last year, showing continued year-on year growth from an increase of 48.7% in the third quarter 2021. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental revenue of $11.1 million. Excluding the 53rd week, Total revenue in the fourth quarter 2021 increased 38.8%.
▪Shack sales in the fourth quarter 2021 increased 28.5% to $195.9 million versus the same period last year, compared to an increase of 48.1% in the third quarter 2021. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack sales of $10.7 million. Excluding the 53rd week, Shack sales in the fourth quarter 2021 increased 38.1%.
▪Same-Shack sales(1) were up 20.8% in the fourth quarter 2021 versus the same period last year, compared to up 24.8% in the third quarter 2021. Additionally, Same-Shack sales were up 2.2% in the fourth quarter 2021 versus the same period in 2019, an improvement from down 7.3% in the third quarter 2021.
▪Licensing revenue in the fourth quarter 2021 increased 46.8% to $7.4 million versus the same period last year, showing continued year-on year growth from an increase of 68.3% in the third quarter 2021. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental licensing revenue of $0.4 million. Excluding the 53rd week, Licensing revenue in the fourth quarter 2021 increased 61.0%.
▪Shack system-wide sales in the fourth quarter 2021 increased 31.9% to $314.3 million versus the same period last year, showing continued year-on-year growth from up 53.1% in the third quarter 2021. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack system-wide sales of $17.7 million. Excluding the 53rd week, Shack system-wide sales in the fourth quarter 2021 increased 42.5%.
▪Operating loss in the fourth quarter 2021 was $6.5 million, an improvement compared to operating loss of $12.2 million in the same period last year, but showing a decline when compared to an operating loss of $2.6 million in the third quarter 2021, as inflationary pressures impacted the business and we continue to invest in General and administrative expenses to support growth and development.
•Shack-level operating profit(2), a non-GAAP measure, was $32.2 million, or 16.4% of Shack sales in the fourth quarter 2021 versus the same period last year, an improvement over a Shack-level operating profit of $29.6 million, or 15.8% of Shack sales in the third quarter 2021.
▪Net loss was $10.3 million in the fourth quarter 2021, compared to net loss of $20.3 million in the same period last year.
•Adjusted EBITDA(2), a non-GAAP measure, was $12.4 million in the fourth quarter 2021, compared to adjusted EBITDA of $9.2 million in the same period last year.
▪Net loss attributable to Shake Shack Inc. was $9.7 million, or a loss of $0.25 per share in the fourth quarter 2021, compared to Net loss attributable to Shake Shack Inc. of $19.4 million, or a loss of $0.50 per share in the same period last year.

Exhibit 99.1

•Adjusted pro forma net loss(2), a non-GAAP measure, was $4.8 million, or a loss of $0.11 per fully exchanged and diluted share in the fourth quarter 2021, compared to adjusted pro forma net income of $1.3 million, or a loss of $0.03 per fully exchanged and diluted share, in the same period last year.
▪The Company opened 19 net system-wide Shacks in the fourth quarter 2021, comprised of 13 net domestic Company-operated Shacks and six net licensed Shacks. As of the end of the fourth quarter there were 218 Company-operated domestic Shacks and 151 global licensed Shacks compared to 183 and 128, respectively in the prior year.
▪Cash and cash equivalents and Marketable securities were $382.4 million as of December 29, 2021.

Financial Highlights for the Fiscal Year 2021:
▪Total revenue for the fiscal year 2021 increased 41.5% to $739.9 million versus the prior year. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental revenue of $11.1 million. Excluding the 53rd week, total revenue in fiscal year 2021 increased 44.6%.
▪Shack sales for the fiscal year 2021 increased 41.2% to $715.0 million versus the prior year. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack sales of $10.7 million. Excluding the 53rd week, Shack sales in fiscal year 2021 increased 44.2%.
▪Same-Shack sales(1) increased 24.2%, for the fiscal year 2021 versus the prior year.
▪Licensing revenue for the fiscal year 2021 increased 50.7% to $24.9 million versus the prior year. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental licensing revenue of $0.4 million. Excluding the 53rd week, Licensing revenue in fiscal year 2021 increased 54.8%.
▪Shack system-wide sales increased 44.2% to $1,123.1 million, versus the prior year. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack system-wide sales of $17.7 million. Excluding the 53rd week, Shack system-wide sales in the fiscal year 2021 increased 47.6%.
▪Operating loss for the fiscal year 2021 was $15.9 million compared to operating loss of $43.9 million in the same period last year.
•Shack-level operating profit(2), a non-GAAP measure, increased 66.9% to $119.2 million, or 16.7% of Shack sales in fiscal year 2021.
▪Net loss was $10.1 million in fiscal year 2021, compared to net loss of $45.5 million in the same period last year.
▪Adjusted EBITDA(2), a non-GAAP measure, was $56.0 million in fiscal year 2021, compared to adjusted EBITDA of $22.7 million in the same period last year.
▪Net loss attributable to Shake Shack Inc. was $8.7 million, or a loss of $0.22 per share in fiscal year 2021, compared to Net loss attributable to Shake Shack Inc. of $42.2 million, or a loss of $1.14 per share in the same period last year.
•Adjusted pro forma net loss(2), a non-GAAP measure, was $2.6 million, or a loss of $0.06 per fully exchanged and diluted share in fiscal year 2021, compared to adjusted pro forma net loss of $22.3 million, or a loss of $0.56 per fully exchanged and diluted share, in the same period last year.
▪The Company opened 58 net system-wide Shacks, comprised of 35 net domestic Company-operated Shacks, which is net of one closure, and 23 net licensed Shacks, which is net of three licensed Shack closures.

(1)In order to compare like-for-like periods for fiscal 2021, same-Shack sales compared the 52 weeks from December 31, 2020 through December 29, 2021 to the 52 weeks from January 2, 2020 through December 30, 2020.
(2)Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income (loss) are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss), adjusted EBITDA to net income (loss), and adjusted pro forma net income (loss) to net income (loss) attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Fourth Quarter 2021 Review
Total revenue, which includes Shack sales and Licensing revenue, increased 29.0% from the fourth quarter 2020 to $203.3 million in the fourth quarter 2021. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental revenue of $11.1 million. Excluding the 53rd week, Total revenue in the fourth quarter 2021 increased 38.8%. This growth was due in part to the opening of 35 net new domestic Company-operated Shacks during the fiscal year 2021, as well as continued sales recovery across Shack markets.

Same-Shack sales grew 20.8% year-on-year in the fourth quarter 2021, compared to up 24.8% in the third quarter 2021. This year-on-year growth was driven by continued improvement across some of our hardest hit markets such as New York City, which saw same-Shack sales up 39% in the fourth quarter 2021. When compared to 2019, we saw growth for the first time in 2021, exiting the fourth quarter up 2.2%. Both our urban and suburban Shacks saw improvement versus 2019 in the fourth quarter 2021, even with many of our highest volume Shacks still down when compared to 2019. Our urban same-Shack sales were down only 4% in the fourth quarter 2021 versus 2019, an improvement from down 15% in the third quarter 2021. Suburban same-Shack sales were up 9% in the fourth quarter 2021 versus 2019. Contributing to this improvement were our mall based Shacks, which benefited from increased holiday shopping.

Average weekly sales were $74,000 in the fourth quarter 2021, up from $72,000 in the third quarter 2021. This improvement was due to increased menu prices and strength across urban markets.

Exhibit 99.1

During the fourth quarter 2021, total digital sales, including orders placed on the Shake Shack app, website and third-party delivery platforms, represented 42% of Shack sales. During the fourth quarter 2021 we grew our first time app and web purchasers base by more than 80% for the full year 2021. We have been able to retain around 80% of digital sales in fiscal December 2021 when compared to fiscal January 2021 when digital sales peaked. In the fourth quarter 2021, we launched our Black Truffle Burger and Truffle Fries which started as an early exclusive on our Company-owned app. These two items were the strongest performing limited time offerings of 2021 on our digital channels.

Licensing revenue for the fourth quarter 2021 was $7.4 million. In the quarter, our domestic Shacks benefited from increased levels of air travel, especially over the holiday period. Internationally, we saw relaxation of COVID restrictions in select markets in addition to five international openings in the fourth quarter 2021. Included in these five international openings is our second Shack in the city of Shenzhen, as we continue to expand across the Chinese market. While we saw a benefit of the overall global recovery in the fourth quarter, we understand that conditions continue to remain volatile and ever-changing.

During the fourth quarter 2021, the Company opened 13 new domestic Company-operated Shacks, five new international licensed Shacks and one new domestic licensed Shack.

Location	Type	Opening Date
Lone Tree, CO — Park Meadows	Domestic Company-operated	10/13/21
Rochester, MI — Rochester Hills	Domestic Company-operated	10/18/21
Alabang, Philippines — Alabang Town Center	International Licensed	10/21/21
Indianapolis, IN — The Fashion Mall at Keystone	Domestic Company-operated	10/28/21
Westgate, Singapore — Westgate Singapore	International Licensed	10/30/21
Sillim, South Korea — Sillim	International Licensed	11/5/21
Encino, CA — Encino Courtyard	Domestic Company-operated	11/13/21
Columbus, OH — Polaris	Domestic Company-operated	11/29/21
Raleigh, NC — PNC Arena	Domestic Licensed	12/1/21
Miami, FL — Dadeland Mall	Domestic Company-operated	12/4/21
Maple Grove, MN — Maple Grove	Domestic Company-operated	12/6/21
Indianapolis, IN — Downtown Indianapolis	Domestic Company-operated	12/12/21
Cheonan, South Korea — Cheonan	International Licensed	12/13/21
Shenzhen, China — Coco Park Shenzhen	International Licensed	12/14/21
Danbury, CT — Danbury	Domestic Company-operated	12/15/21
Lee's Summit, MO — Lee's Summit	Domestic Company-operated	12/20/21
Bethesda, MD — Westfield Montgomery Mall	Domestic Company-operated	12/20/21
New York, NY — 630 Lexington Ave (54th & Lex)	Domestic Company-operated	12/27/21
Whitehall, PA — Lehigh Valley Mall	Domestic Company-operated	12/28/21
Operating loss for the fourth quarter 2021 was $6.5 million, resulting in a negative operating loss margin of 3.2% compared to an operating loss of $12.2 million, or a negative operating loss margin of 7.8% for the fourth quarter 2020. For the fourth quarter 2021, Shack-level operating profit, a non-GAAP measure, was $32.2 million, or 16.4% as a percentage of Shack sales, compared to Shack-level operating profit of $29.6 million, or 15.8% of Shack sales in the third quarter 2021. The year-on-year increase in Shack-level operating profit was primarily due to sales leverage as the business saw less impact from the COVID-19 pandemic, as well as lower delivery commissions as a result of lower digital sales mix. A reconciliation of Shack-level operating profit to Operating loss, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
•General and administrative expenses increased 34.0% to $25.6 million in the fourth quarter 2021 from $19.1 million in the fourth quarter 2020. As a percentage of total revenue, general and administrative expenses increased to 12.6% for the fourth quarter 2021 from 12.1% in the fourth quarter 2020. This increase was primarily due to increased investment in our home office teams, marketing and IT to support development and digital initiatives, as the Company continues to invest for accelerated growth ahead.

Exhibit 99.1

Fiscal 2022 Outlook
The Company is providing revenue and sales guidance for the fiscal first quarter of 2022.

Current Q1 2022 Outlook
Total revenue	$196 million to $201.4 million
Shack sales	$190 million to $195 million
Licensing revenue	$6 million to $6.4 million
Same-Shack sales versus 2021	high-single digits to low-double digits %
Shack-level operating profit margin	11% to 14%
Fiscal first quarter and fiscal year 2022 guidance is derived from recent trends and does not assume material changes to the current operating environment, inclusive of any potential further COVID impacts.
Given the substantial uncertainty and resulting material economic impact caused by the COVID-19 pandemic, the Company is not providing full guidance for the fiscal year ending December 28, 2022. The timing of a return to pre-COVID sales levels is highly dependent upon the return of the high traffic areas that contributed to many of the strongest Shack sales, including those most reliant on travel, schools, offices and major gatherings. The timing of that recovery remains unknown today. Furthermore, there is uncertainty around the cost pressures facing our business due to inflation. As the Company approaches the two year mark in mid-March 2022 since the initial and extensive impact of COVID-19, it remains cautious about the near-term sales outlook, especially in its urban business.

Current 2022 Outlook
Domestic Company-operated Shack openings	45 to 50
Licensed Shack openings	20 to 25
Total general and administrative expenses(1)	$108 million to $114 million
Equity-based compensation	approximately $13 million
Depreciation expense	$70 million to $75 million
Pre-opening costs	$14 million to $17.5 million
Adjusted Pro-Forma Tax Rate	28%-30%
(1)Includes approximately $12 million of the approximately $13 million total Equity-based compensation.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2021 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until February 24, 2022 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13725684.
The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic Company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic Company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative 2019 period was also adjusted.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Weekly licensed sales” is calculated by dividing the total sales for the period for all licensed Shacks by the number of weeks in the period.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.

Exhibit 99.1

"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income (loss) before interest expense (net of interest income), income tax expense (benefit), and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income (loss) before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income (loss)," a non-GAAP measure, represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day "roadside" burger stand serving a classic American menu of premium burgers, chicken sandwiches, hot dogs, crinkle cut fries, shakes, frozen custard, beer and wine. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to more than 240 domestic locations in 32 U.S. States and the District of Columbia and more than 125 international locations including London, Hong Kong, Shanghai, Singapore, Mexico City, Istanbul, Dubai, Tokyo, Seoul and more.”
Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com

Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook and operating performance for fiscal 2021, guidance for fiscal 2022, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Form 10-K for the fiscal year ended December 30, 2020. All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Exhibit 99.1

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF LOSS
(UNAUDITED)
(in thousands, except per share amounts)

	Fiscal Quarter Ended				Fiscal Year Ended
	December 29 2021		December 30 2020(1)		December 29 2021		December 30 2020(1)
Shack sales	$195,879	96.4%	$152,484	96.8%	$714,989	96.6%	$506,339	96.8%
Licensing revenue	7,377	3.6%	5,026	3.2%	24,904	3.4%	16,528	3.2%
TOTAL REVENUE	203,256	100.0%	157,510	100.0%	739,893	100.0%	522,867	100.0%
Shack-level operating expenses(2):
Food and paper costs	60,790	31.0%	45,841	30.1%	218,262	30.5%	153,335	30.3%
Labor and related expenses	57,893	29.6%	46,217	30.3%	215,114	30.1%	156,814	31.0%
Other operating expenses	29,200	14.9%	22,394	14.7%	103,232	14.4%	73,220	14.5%
Occupancy and related expenses	15,801	8.1%	13,618	8.9%	59,228	8.3%	51,592	10.2%
General and administrative expenses	25,561	12.6%	19,080	12.1%	85,996	11.6%	64,250	12.3%
Depreciation and amortization expense	15,610	7.7%	12,568	8.0%	58,991	8.0%	48,801	9.3%
Pre-opening costs	4,524	2.2%	2,781	1.8%	13,291	1.8%	8,580	1.6%
Impairment and loss on disposal of assets	370	0.2%	7,227	4.6%	1,632	0.2%	10,151	1.9%
TOTAL EXPENSES	209,749	103.2%	169,726	107.8%	755,746	102.1%	566,743	108.4%
LOSS FROM OPERATIONS	(6,493)	(3.2)%	(12,216)	(7.8)%	(15,853)	(2.1)%	(43,876)	(8.4)%
Other income (expense), net	(62)	—%	(1,121)	(0.7)%	95	—%	(786)	(0.2)%
Interest expense	(353)	(0.2)%	(118)	(0.1)%	(1,577)	(0.2)%	(815)	(0.2)%
LOSS BEFORE INCOME TAXES	(6,908)	(3.4)%	(13,455)	(8.5)%	(17,335)	(2.3)%	(45,477)	(8.7)%
Income tax expense (benefit)	3,441	1.7%	6,859	4.4%	(7,224)	(1.0)%	57	—%
NET LOSS	(10,349)	(5.1)%	(20,314)	(12.9)%	(10,111)	(1.4)%	(45,534)	(8.7)%
Less: Net loss attributable to non-controlling interests	(619)	(0.3)%	(886)	(0.6)%	(1,456)	(0.2)%	(3,376)	(0.6)%
NET LOSS ATTRIBUTABLE TO SHAKE SHACK INC.	$(9,730)	(4.8)%	$(19,428)	(12.3)%	$(8,655)	(1.2)%	$(42,158)	(8.1)%

Loss per share of Class A common stock:
Basic	$(0.25)		$(0.50)		$(0.22)		$(1.14)
Diluted	$(0.25)		$(0.50)		$(0.22)		$(1.14)
Weighted-average shares of Class A common stock outstanding:
Basic	39,141		38,513		39,085		37,129
Diluted	39,141		38,513		39,085		37,129

(1)The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal 2021 contained 52 weeks and Fiscal 2020 contained 53 weeks. The additional operating week is referred to as the "53rd week".
(2)As a percentage of Shack sales.

Exhibit 99.1

SHAKE SHACK INC.
SELECTED BALANCE SHEET AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	December 29 2021	December 30 2020
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$302,406	$146,873
Marketable securities	$80,000	$36,887
Total assets	$1,457,570	$1,145,348
Total liabilities	$1,021,970	$710,855
Total equity	$435,600	$434,493

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29 2021	December 30 2020	December 29 2021	December 30 2020
SELECTED OPERATING DATA:
Same-Shack sales %(1)	20.8%	(17.4)%	24.2%	(27.8)%
Shacks in the comparable base	156	114	157	114

Shack system-wide sales(2)	$314,269	$238,292	$1,123,096	$778,861

Average weekly sales
Domestic Company-operated	$74	$62	$71	$58

Average unit volumes(1):
Domestic Company-operated	n/a	n/a	$3,679	$3,020

Shack-level operating profit(3)	32,195	24,414	119,153	71,378
Shack-level operating profit margin(3)	16.4%	16.0%	16.7%	14.1%

Adjusted EBITDA(3)	$12,417	$9,150	$56,026	$22,739
Adjusted EBITDA margin(3)	6.1%	5.8%	7.6%	4.3%

Capital expenditures	$32,643	$22,036	$101,495	$69,038

Shack counts (at end of period):
System-wide	369	311	369	311
Domestic Company-operated	218	183	218	183
Domestic licensed	25	22	25	22
International licensed	126	106	126	106

(1)Excludes the impact of the 53rd week.
(2)Shack system-wide sales is an operating measure and consists of sales from the Company's domestic Company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic Company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.
(3)Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to Loss from operations and adjusted EBITDA to Net loss, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Exhibit 99.1

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net loss and adjusted pro forma loss per fully exchanged and diluted share and adjusted pro forma effective tax rate (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate team member compensation as it serves as a metric in certain performance-based team member bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as General and administrative expenses and Pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to Loss from operations, the most directly comparable GAAP financial measure, is set forth below.

Exhibit 99.1

	Fiscal Quarter Ended		Fiscal Year Ended
(dollar amounts in thousands)	December 29 2021	December 30 2020(1)	December 29 2021	December 30 2020(1)
Loss from operations(2)	$(6,493)	$(12,216)	$(15,853)	$(43,876)
Less:
Licensing revenue	7,377	5,026	24,904	16,528
Add:
General and administrative expenses	25,561	19,080	85,996	64,250
Depreciation and amortization expense	15,610	12,568	58,991	48,801
Pre-opening costs	4,524	2,781	13,291	8,580
Impairment and loss on disposal of assets(3)	370	7,227	1,632	10,151
Shack-level operating profit	$32,195	$24,414	$119,153	$71,378

Total revenue	$203,256	$157,510	$739,893	$522,867
Less: Licensing revenue	7,377	5,026	24,904	16,528
Shack sales	$195,879	$152,484	$714,989	$506,339

Shack-level operating profit margin(4)	16.4%	16.0%	16.7%	14.1%

(1)The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal 2021 contained 52 weeks and Fiscal 2020 contained 53 weeks. The additional operating week is referred to as the "53rd week".
(2)For the fourth quarter and fiscal year 2020, Loss from Operations included a $0.9 million reduction in Occupancy and related expenses due to the closure of the Company's Shack in Penn Station.
(3)For the fourth quarter of fiscal 2020, this amount includes a non-cash impairment charge of $6.5 million related to one Shack and the Company's home office. For the full year ended fiscal 2020, this amount includes a non-cash impairment charge of $7.6 million related to two Shacks and the Company's home office.
(4)As a percentage of Shack sales.

Exhibit 99.1

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
EBITDA and Adjusted EBITDA
EBITDA is defined as Net loss before interest expense (net of interest income), Income tax expense (benefit) and Depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease cost, Impairment loss on the disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to Net loss, the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands)	December 29 2021	December 30 2020(1)	December 29 2021	December 30 2020(1)
Net loss	$(10,349)	$(20,314)	$(10,111)	$(45,534)
Depreciation and amortization expense	15,610	12,568	58,991	48,801
Interest expense, net	353	118	1,577	815
Income tax expense (benefit)	3,441	6,859	(7,224)	57
EBITDA	9,055	(769)	43,233	4,139

Equity-based compensation	2,740	1,502	8,703	5,560
Amortization of cloud-based software implementation costs(2)	310	358	1,245	1,444
Deferred lease costs(3)	8	(315)	245	92
Impairment and loss on disposal of assets(4)	370	7,227	1,632	10,151
Debt offering related costs(5)	(5)	—	231	—
Legal settlement(6)	(59)	—	560	—
Executive transition costs(7)	—	—	179	150
Project Concrete(8)	—	—	—	(229)
Other (income) loss related to the adjustment of liabilities under tax receivable agreement	(2)	1,147	(2)	1,147
Other(9)	—	—	—	285
ADJUSTED EBITDA	$12,417	$9,150	$56,026	$22,739

Adjusted EBITDA margin(10)	6.1%	5.8%	7.6%	4.3%

Exhibit 99.1

(1)The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal 2021 contained 52 weeks and Fiscal 2020 contained 53 weeks. The additional operating week is referred to as the "53rd week".
(2)Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within General and administrative expenses.
(3)Reflects the extent to which lease expense is greater than or less than contractual fixed base rent. For the fourth quarter and full year of fiscal 2020, this amount included a $0.9 million reduction in Occupancy and related expenses related to the closing of the Company's Shack in Penn Station.
(4)For the fourth quarter of 2020, this amount includes a non-cash impairment charge of $6.5 million related to one Shack and the Company's home office. For the full year ended fiscal 2020, this amount includes a non-cash impairment charge of $7.6 million related to two Shacks and the Company's home office.
(5)Costs incurred in connection with the Company’s Convertible Notes, issued in March 2021, including consulting and advisory fees.
(6)Expense incurred to establish an accrual related to the settlement of a legal matter.
(7)Represents fees paid in connection with the search and hiring of certain executive and key management positions.
(8)Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(9)Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(10)Calculated as a percentage of total revenue, which was $203.3 million and $739.9 million for the fourth quarter and fiscal year ended December 29, 2021, respectively, and $157.5 million and $522.9 million for the fourth quarter and fiscal year ended December 30, 2020, respectively.

Exhibit 99.1

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
Adjusted Pro Forma Net Income (Loss) and Adjusted Pro Forma Earnings (Loss) Per Fully Exchanged and Diluted Share
Adjusted pro forma net loss represents Net loss attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma loss per fully exchanged and diluted share is calculated by dividing adjusted pro forma net loss by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net loss and adjusted pro forma loss per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period-over-period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in Net loss attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net loss and adjusted pro forma loss per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net loss and adjusted pro forma loss per fully exchanged and diluted share should not be considered alternatives to Net loss and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings (loss) attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the Net loss attributable to Shake Shack Inc. Adjusted pro forma net loss and adjusted pro forma loss per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net loss to Net loss attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma loss per fully exchanged and diluted share are set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands, except per share amounts)	December 29 2021	December 30 2020(1)	December 29 2021	December 30 2020(1)
Numerator:
Net loss attributable to Shake Shack Inc.	$(9,730)	$(19,428)	$(8,655)	$(42,158)
Adjustments:
Reallocation of net loss attributable to non-controlling interests from the assumed exchange of LLC Interests(2)	(619)	(886)	(1,456)	(3,376)
Executive transition costs(3)	—	—	179	150
Project Concrete(4)	—	—	—	(229)
Legal settlement(5)	(59)	—	560	—
Debt offering related costs(6)	(5)	—	231	—
Other (income) loss related to the adjustment of liabilities under tax receivable agreement	(2)	1,147	(2)	1,147
Asset impairment charge(7)	—	6,512	—	7,644
Reduction in Occupancy and related expenses due to Shack closure(8)	—	(897)	—	(897)
Revolving Credit Facility amendments related costs(9)	—	—	323	—
Other(10)	—	—	—	285
Impact to income tax expense (benefit)(11)	5,647	12,262	6,175	15,089
Adjusted pro forma net loss	$(4,768)	$(1,290)	$(2,645)	$(22,345)

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	39,141	38,513	39,085	37,129
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(2)	2,922	3,010	2,927	3,096
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	42,063	41,523	42,012	40,225

Adjusted pro forma loss per fully exchanged share—diluted	$(0.11)	$(0.03)	$(0.06)	$(0.56)

Exhibit 99.1

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29 2021	December 30 2020(1)	December 29 2021	December 30 2020(1)
Loss per share of Class A common stock—diluted	$(0.25)	$(0.50)	$(0.22)	$(1.14)
Assumed exchange of LLC Interests for shares of Class A common stock(2)	—	0.02	(0.02)	0.01
Non-GAAP adjustments(12)	0.14	0.45	0.18	0.57
Adjusted pro forma loss per fully exchanged share—diluted	$(0.11)	$(0.03)	$(0.06)	$(0.56)

(1)The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal 2021 contained 52 weeks and Fiscal 2020 contained 53 weeks. The additional operating week is referred to as the "53rd week".
(2)Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income (loss) attributable to non-controlling interests.
(3)Represents costs incurred in connection with the Company's executive search, including fees paid to an executive recruiting firm.
(4)Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(5)Expense incurred to establish an accrual related to the settlement of a legal matter.
(6)Costs incurred in connection with the Company’s Convertible Notes, issued in March 2021, including consulting and advisory fees.
(7)For the fourth quarter of 2020, this amount includes a non-cash impairment charge of $6.5 million related to one Shack and our home office. For the full year ended fiscal 2020, this amount includes a non-cash impairment charge of $7.6 million related to two Shacks and our home office.
(8)For the fourth quarter and full year of fiscal 2020, this amount included a $0.9 million reduction in Occupancy and related expenses related to the closing of our Shack in Penn Station.
(9)Expense incurred in connection with the Company's amendments on the Revolving Credit Facility, including the write-off of previously capitalized costs on the Revolving Credit Facility.
(10)Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(11)Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 31.6% and 83.5% for the fiscal quarter and year ended December 29, 2021, respectively, and 80.7% and 40.2% for the fiscal quarter and year ended December 30, 2020, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.
(12)Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Loss above for additional information.